Exhibit 99.1

ImmunoGen Reports Recent Progress and First Quarter 2020 Financial Results

Pivotal SORAYA Trial Initiated for Mirvetuximab Soravtansine in Platinum-Resistant
Ovarian Cancer

Data from FORWARD II Avastin® Expansion Cohort in Platinum-Agnostic Ovarian Cancer Selected for Oral Presentation at ASCO

Pre-Clinical Data on Next Generation Anti-FRα ADC to be Presented at AACR

Operational Plans Remain on Track amid COVID-19 Pandemic

Conference Call to be Held at 8:00 a.m. ET Today

Waltham, MA – May 1, 2020 – ImmunoGen, Inc., (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent progress in the business and reported financial results for the quarter ended March 31, 2020.

“During the last quarter, we moved forward with our registration studies for mirvetuximab and advanced our portfolio of earlier-stage candidates, while adapting to meet the evolving challenges of the COVID-19 pandemic,” said Mark Enyedy, ImmunoGen’s President and Chief Executive Officer. “Our lead program remains on track with the initiation of our pivotal SORAYA trial and patient enrollment in our confirmatory MIRASOL trial progressing as anticipated. In parallel, we continue to follow our FORWARD II combination cohorts and we are pleased to have initial data from our Avastin expansion cohort in platinum-agnostic ovarian cancer selected for a virtual oral presentation at ASCO in May. IND-enabling activities for IMGC936, our novel ADAM9-targeting ADC, continue on plan with an IND submission anticipated by the end of this quarter and we look forward to presenting pre-clinical data on IMGN151, our next generation anti-FRα ADC being investigated in tumors with a broad range of FRα expression, at the virtual AACR Annual Meeting in June.”

Enyedy added, “Having generated approximately $98M in net proceeds through a follow-on offering in January, we are in a strong financial position with our anticipated cash runway extended well into 2022. Drawing on the organizational resilience built over the last year, our team has risen to the challenge of COVID-19 to ensure that we can meet the needs of our patients around the globe. We have put in place business continuity plans to allow us to operate effectively in a virtual working environment, actively monitor our progress in our key studies, and rapidly adapt in response to new developments. Through these efforts, we seek to maintain the momentum we have generated in the business throughout 2020.”

RECENT PROGRESS

•

Initiated SORAYA, a new single-arm study in platinum-resistant ovarian cancer for women previously treated with Avastin® (bevacizumab), which is designed to support accelerated approval for mirvetuximab.

•	Continued to open sites and enroll patients in confirmatory Phase 3 MIRASOL trial.
•

Advanced multiple cohorts with IMGN632, including monotherapy expansion in blastic plasmacytoid dendritic cell neoplasm (BPDCN) and minimal residual disease positive (MRD+) acute myeloid leukemeia (AML) following frontline induction therapy and combinations with Vidaza® (azacitidine) and Venclexta® (venetoclax) in relapsed/refractory AML patients.

•	Progressed investigational new drug (IND)-enabling activities for IMGC936, a novel ADAM9-targeting ADC in co-development with MacroGenics.
•	Raised $97.7 million in net proceeds in a follow-on offering in January.
•	Activated business continuity plans in the context of COVID-19.

ANTICIPATED UPCOMING EVENTS

•	Continue patient enrollment in pivotal SORAYA and confirmatory MIRASOL trials.
•	Support initiation of an additional platinum-sensitive investigator sponsored trial evaluating mirvetuximab in combination with carboplatin in over 100 patients.
•

Present initial data from the FORWARD II platinum-agnostic doublet cohort evaluating mirvetuximab in combination with bevacizumab in an oral presentation at the virtual American Society of Clinical Oncology (ASCO) Annual Meeting in May.

•

Present pre-clinical data evaluating our next generation anti-folate receptor alpha (FRα) ADC, IMGN151, in ovarian cancer and other tumor types in a poster at the virtual American Association for Cancer Research (AACR) Annual Meeting in June.

•	Present updated data from the FORWARD II platinum-sensitive triplet cohort evaluating mirvetuximab in combination with carboplatin and bevacizumab in the fall.
•	Continue enrollment in IMGN632 monotherapy and combination cohorts.
•	File IND for IMGC936 at the end of Q2.
•	Transition IMGN151 into pre-clinical development.

FINANCIAL RESULTS

Revenues for the quarter ended March 31, 2020 were $13.3 million, compared with $8.6 million for the quarter ended March 31, 2019, which consisted primarily of non-cash royalty revenues.

Operating expenses for the first quarter of 2020 were $37.1 million, compared with $50.2 million for the same quarter in 2019. The decrease was driven by R&D expenses, which were $27.4 million for the first quarter of 2020 compared with $38.9 million for the first quarter of 2019. This decrease was primarily due to lower expenses resulting from the restructuring of the business at the end of the second quarter of 2019, including decreases in personnel, facility, and third-party research expenses. Partially offsetting these decreases, clinical trial expenses increased in the current quarter driven by costs related to the Company’s MIRASOL, SORAYA, and IMGN632 combination therapy studies. General and administrative expenses for the first quarter of 2020 decreased to $8.9 million compared to $10.8 million for the first quarter of 2019 primarily due to lower personnel expenses resulting from the restructuring, partially offset by a higher allocation of facility-related expenses for excess laboratory and office space. Operating expenses for the first quarter of 2020 also included a $0.8 million restructuring charge related to retention costs, compared to a $0.6 million charge recorded in the first quarter of 2019 related to a loss recorded on leased office space.

Net loss for the first quarter of 2020 was $29.1 million, or $0.17 per basic and diluted share, compared to a net loss of $43.8 million, or $0.30 per basic and diluted share, for the first quarter of 2019. Weighted average shares outstanding increased to 166.9 million from 147.8 million in the prior year.

In January 2020, pursuant to a public offering, the Company sold an aggregate of 24.5 million shares of its common stock, with net proceeds to the Company of $97.7 million, after deducting underwriting discounts and offering expenses.

ImmunoGen had $247.3 million in cash and cash equivalents as of March 31, 2020, compared with $176.2 million as of December 31, 2019, and had $2.1 million of convertible debt outstanding in each period. Cash used in operations was $(28.3) million for the quarter ended March 31, 2020, compared with cash provided by operations of $10.2 million for the quarter ended March 31, 2019. The prior year period benefited from $65.2 million of net proceeds generated from the sale of the Company’s residual rights to Kadcyla® (ado-trastuzumab emtasine) royalties in January 2019. Net proceeds from the sale of equipment were $1.4 million for the first quarter of 2020 compared with capital expenditures of $(2.1) million for the first quarter of 2019.

FINANCIAL GUIDANCE

ImmunoGen’s financial guidance for 2020 remains unchanged:

•	revenues between $60 million and $65 million;
•	operating expenses between $165 million and $170 million; and
•	cash and cash equivalents at December 31, 2020 to be between $170 million and $175 million.

ImmunoGen expects that its current cash and anticipated cash receipts from partners will fund operations into the second half of 2022.

CONFERENCE CALL INFORMATION

ImmunoGen will hold a conference call today at 8:00 a.m. ET to discuss these results. To access the live call by phone, dial (877) 621-5803; the conference ID is 7796220.  The call may also be accessed through the Investors and Media section of immunogen.com. Following the call, a replay will be available at the same location.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to “target a better now.”

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

Avastin®, Vidaza®, Venclexta®, and Kadcyla® are registered trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements based on management's current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: ImmunoGen’s revenues and operating expenses for the twelve months ending December 31, 2020; ImmunoGen’s cash and marketable securities as of December 31, 2020; how long ImmunoGen’s cash and anticipated cash receipts from partners will fund operations; the occurrence, timing, and outcome of potential pre-clinical, clinical, and regulatory events related to ImmunoGen’s product candidates; and the presentation of pre-clinical and clinical data on the Company’s product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of pre-clinical studies, clinical trials, and regulatory processes; the Company’s ability to financially support its product programs; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and resulting impact on ImmunoGen’s industry and business; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS AND MEDIA CONTACTS

ImmunoGen

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS

Cash and cash equivalents	$247,299	$176,225
Other assets	51,510	59,037

Total assets	$298,809	$235,262

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current portion of deferred revenue	$123	$309
Other current liabilities	85,383	77,101
Long-term portion of deferred revenue	127,387	127,123
Other long-term liabilities	90,019	106,850
Shareholders' deficit	(4,103)	(76,121)

Total liabilities and shareholders' deficit	$298,809	$235,262

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Revenues:
Non-cash royalty revenue	$12,997	$8,488
License and milestone fees	283	79
Research and development support	7	17

Total revenues	13,287	8,584

Expenses:
Research and development	27,408	38,893
General and administrative	8,864	10,778
Restructuring charge	825	559

Total operating expenses	37,097	50,230

Loss from operations	(23,810)	(41,646)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(5,702)	(3,432)
Interest expense on convertible bonds	(24)	(24)
Other income, net	448	1,351

Net loss	$(29,088)	$(43,751)

Basic and diluted net loss per common share	$(0.17)	$(0.30)

Basic and diluted weighted average common shares outstanding	166,947	147,813